                                                                   Exhibit 10.35

                          THIRD AMENDED AND RESTATED
                         CBOT/CERES LICENSE AGREEMENT

     This Agreement ("Agreement")is entered as of 10/th/ day of July, 2002, by and between Board of Trade of the City of Chicago, Inc. (hereinafter referred to as ("CBOT(R)"), a non-stock, not-for-profit Delaware corporation, and Ceres Trading Limited partnership, a Delaware limited partnership ("Ceres").

                                   RECITALS

     WHEREAS, CBOT is the successor of Board of Trade of the City of Chicago, a voluntary membership association created by special act of the Illinois legislature, and is a designated contract market pursuant to Section 7 of the Commodity Exchange Act, 7 U.S.C. (S)1 et seq., for the trading of futures and options on futures contracts on various agricultural commodities, financial instruments, securities indexes and precious metals; and

     WHEREAS, Ceres was formed by the CBOT and the CBOT's members to facilitate the electronic trading of CBOT contracts;

     WHEREAS, the CBOT's members have from time to time by ballot vote approved the electronic trading of certain CBOT contracts during certain hours;

     WHEREAS, Ceres was the licensee of certain electronic trading software (the "Eurex 2.0 Software") pursuant to a certain Software License Agreement dated October 1, 1999, and the owner of various modifications to the Eurex 2.0 Software ("Modifications"), pursuant to a Software License Agreement dated October 1, 1999, and a Confirmation of Rights Agreement dated July 27, 2000 (such Eurex 2.0 Software and the Modifications being hereinafter referred to as the "a/c/e Software"), and entered into certain agreements to provide for the implementation, operation and development of an electronic trading system (the "a/c/e System") utilizing the a/c/e Software, and Ceres desires to license the a/c/e Software (including a sublicense of the Eurex 2.0 Software) to CBOT and to provide CBOT with various services so as to enable CBOT products to be traded electronically on the a/c/e system;

     WHEREAS, pursuant to a Reorganization Agreement dated July 10, 2002, Ceres has relinquished its rights in the a/c/e Software and has entered into a Non-Exclusive Software License Agreement dated July 10, 2002, to use certain portions of the Eurex Software (the "Programs") in connection with the CBOT's electronic market, and Ceres has also entered into certain new agreements regarding the operation and maintenance of the CBOT's electronic market; and

     WHEREAS, the parties have agreed that, in consideration of the foregoing, Ceres shall be paid a transaction fee for each contract that is traded electronically in accordance with the terms described herein.

     NOW THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties agree as follows:

                         SECTION 1 - AGREEMENT & TERM

     1.1 Agreement. Ceres agrees to enter into the license as set forth herein and during the term of this Agreement, to provide the Facility Management Services and other services described herein, and CBOT agrees to enter into the license as set forth herein and during the term of this Agreement, to procure such Facility Management Services and other services, all on the terms and conditions herein contained.

     1.2 Term. The term of this Agreement shall commence upon the date above written (the "Effective Date"), and except as expressly set forth herein, shall continue until terminated by either party on not less than sixty (60) days prior written notice to the other (the "Expiration Date").

                   SECTION 2 - FACILITY MANAGEMENT SERVICES

     2.1 Facility Management Services to be Performed by Ceres. During the term of this Agreement, Ceres shall process, store and make available CBOT Data (defined as bids, offers, and prices at which contracts are transacted through the electronic market including volume information) in conformance with the provisions of this Agreement and otherwise provide CBOT and its membership with the services described in this Section 2.

     2.2 Ceres System Availability. Ceres shall process CBOT's Data on the electronic market in accordance with the terms of this Agreement and provide online capacity to CBOT, its members and members' customers during such hours as CBOT reasonably requests. If so requested by CBOT and for the additional charges as agreed to by the parties, Ceres shall provide the CBOT with online capacity 24 hours a day seven days a week. Ceres shall deliver reports and other output to CBOT within the time periods specified by CBOT.

     2.3 Availability of CBOT Communication Facilities. CBOT will provide the CBOT Communication Facilities during the term of this Agreement, and shall maintain and operate such facilities so as to minimize the possibility of interruption of the use of those facilities.

     2.4 Compliance with Requirements of Regulatory Authorities. CBOT shall keep itself fully advised of regulatory requirements applicable to the operation of the electronic market and the data processed thereon and shall advise Ceres to maintain the electronic market, including without limitation, all system programs, so as to comply with all requirements of regulatory authorities, including, but not limited to, reporting, record maintenance, computer security, disclosure and audit requirements.

     2.5 Record Protection and Retention. Ceres shall create and maintain on computer readable media archival copies of all of CBOT's Data maintained on the electronic market. Such archival copies shall be created on a daily basis so that, at any point in time, CBOT's active data can be recreated through the close of business on the prior business day. Such archival copies shall be stored at a secure, fireproof site and maintained in accordance with standard record retention requirements, but in no event for any less time than required by the Regulatory Authorities.

     2.6 System Documentation. Ceres shall maintain documentation of and for the electronic market, including but not limited to providing CBOT with user manuals, object code for system programs, flow charts and the necessary narrative to permit reasonably competent programmers, conversant in the language in which the system programs are written, to maintain and modify such programs. Ceres shall keep all documentation current to reflect all changes made in the electronic market. CBOT is granted the right to copy the documentation as may be necessary to support CBOT's use of the System program.

     2.7 System Support. Ceres agrees to provide on-going support for the electronic market at CBOT's request and to support CBOT in servicing CBOT members and member firms.

                              SECTION 3 - LICENSE

     3.1. Grant of License. Ceres hereby grants to CBOT a sublicense to use the Programs subject to the rights of the Licensors under the Non-Exclusive Software License Agreement attached as Exhibit I.

     3.2. System Documentation. To the extent permitted by the Non-Exclusive Software License Agreement, Ceres shall provide CBOT with (a) copies of the Programs in object code format together with user and maintenance documentation therefor (including, without limitation, user, operator and maintenance manuals, flow charts, narratives and any other documentation necessary to use the Programs); and (b) Ceres shall provide CBOT with updates to such object code and documentation to reflect all changes made in the Programs and to keep such materials current.

                             SECTION 4 - CBOT DATA

     4.1 CBOT Data. CBOT shall also retain exclusive ownership and control over CBOT Data and the sole right to distribute such CBOT Data to third parties. Ceres hereby acknowledges that CBOT Data shall constitute valuable property of the CBOT not within the public domain.

                           SECTION 5 - LICENSE FEES

     5.1 Ceres shall charge CBOT a fee for each contract that is traded electronically in accordance with the terms described in Exhibit II hereto.

     5.2 CBOT shall remit to Ceres all payments to which Ceres is entitled pursuant to this Section 5 monthly by the last day of the month, together with an accounting of such funds

     5.3 Ceres shall reimburse the CBOT for all expenses incurred by CBOT in maintaining and operating the electronic market, including but not limited to all labor and materials.

                          SECTION 6 - CONFIDENTIALITY

     6.1 Ceres' Obligation of Confidentiality Ceres acknowledges that CBOT Proprietary Data is, shall be and shall remain the sole and exclusive property of CBOT and constitutes valuable property of CBOT. The term "CBOT Proprietary Data" includes any material or information relating to the research, development, trade secrets and business operations and affairs of CBOT which has been marked, or which is declared to be confidential in writing prior to its oral disclosure. Ceres agrees to treat CBOT Proprietary Data in the manner herein prescribed and to take such additional steps as are reasonably necessary to protect the confidentiality of such data and CBOT's proprietary interests therein, including but not limited to, the following:

     (a) Except as expressly permitted by CBOT in writing, Ceres shall use CBOT Proprietary Data only for purposes of providing services to CBOT in the manner specified by this Agreement and shall not make any copies of, reproduce, disclose, sell, assign, sublicense, or transfer, in whole or in part, any CBOT Proprietary Data.

     (b) Ceres shall place on any CBOT Proprietary Data created for CBOT by Ceres proprietary markings as CBOT may reasonably require from time to time and duplicate on any copies made of CBOT Proprietary Data all copyright notices and proprietary markings contained thereon and shall place on all documentation therefor CBOT's copyright notice.

     (c) Except as specifically permitted by CBOT in writing, Ceres shall disclose CBOT Proprietary Data in confidence only to those of its employees and agents required to have knowledge of the same for the purpose for which it is intended and to no other person.

     (d) Ceres shall cause its employees and agents having access to CBOT Proprietary Data to protect CBOT Proprietary Data in a manner consistent with the terms of this Agreement, and Ceres shall be responsible to CBOT for any injury caused by the misappropriation or wrongful disclosure by a Ceres employee or agent of CBOT Proprietary Data.

     (e) Without limiting any other provision hereof, Ceres shall use no less care to protect CBOT Proprietary Data as it uses to protect its own proprietary data, and shall promptly report to CBOT any conduct by Ceres' present or former employees or agents of which Ceres becomes aware relating to CBOT's Proprietary Data inconsistent with this Agreement or CBOT's proprietary interests therein, and take such reasonable steps as may be required to terminate such conduct.

     (f) Immediately upon the termination of this Agreement, the discontinuance of Ceres' Facility Management Services by Ceres or Ceres' receipt of written demand from CBOT, Ceres shall (i) return to CBOT, or, at CBOT's election destroy, all CBOT Proprietary Data in Ceres' possession or control, including but not limited to all CBOT Proprietary Data in the possession or control of Ceres' employees and agents, and (ii) provide a sworn affidavit from its general partner attesting that, to the best of Ceres' knowledge, after due investigation, such action has been taken and completed.

     6.2 CBOT Obligation for Confidentiality. CBOT acknowledges that Ceres Proprietary Data, including but not limited to the Programs, is any material or information relating to the research, development, trade secrets and business operations and affairs of Ceres which has been marked or which is declared to be confidential in writing prior to its disclosure, shall be and shall remain the sole and exclusive property of Ceres and constitute valuable proprietary information of Ceres. CBOT agrees to treat the Ceres Proprietary Data in the manner herein prescribed and to take such additional steps as are reasonably necessary to protect the confidentiality of Ceres Proprietary Data and Ceres proprietary interests therein, including, but not by way of limitation, the following:

     (a) CBOT shall use Ceres Proprietary Data only for the purposes authorized by this Agreement and shall not make any copies of, reproduce, or disclose, sell, assign, sublicense, or transfer, in whole or in part, any of such materials except to the extent authorized herein or otherwise permitted in writing by Ceres.

     (b) CBOT shall duplicate on any copies made of Ceres Proprietary Data all copyright notices and proprietary markings contained thereon.

     (c) CBOT shall disclose Ceres Proprietary Data in confidence only to its employees, and agents, and CBOT members required to have knowledge of the same for the purpose for which it is intended and to no other person.

          (d) CBOT shall use the same care to protect Ceres Proprietary Data as it uses to protect its own proprietary data and shall promptly report to Ceres any conduct by CBOT's present or former employees or agents of which CBOT becomes aware relating to Ceres Proprietary Data inconsistent with this Agreement or Ceres' proprietary interests therein, and take such reasonable steps as may be required to terminate such conduct.

     6.3 Mutual Indemnifications. Each party shall be responsible for, and shall indemnify the other and hold it harmless from and against any loss, damage, or expense

(including, without limitation, any loss, damage, or expense related to enforcement by the party of its property rights against third parties and reasonable attorneys' fees) incurred by the other as a result of any failure by the party, its employees or agents to maintain the confidentiality of the proprietary rights of the other party disclosed in connection with this Agreement and described above, in the manner herein provided, without regard to whether such employees or agents are acting under or contrary to the parties instructions or their contractual, employment or agency relationship with the party has been terminated.

     6.4 Record Maintenance. Each party shall maintain and make available to the other party upon reasonable notice adequate records to demonstrate compliance with this Section 6.

     6.5 Acknowledgement of Irreparable Injury. Each party hereby acknowledges that use of the other party's proprietary Data in a manner contrary to the provisions of this Agreement would cause the other party irreparable harm for which money damages could not make the injured party whole, and hereby consents, to the full extent that it is able to do so, to any order entered by any court of competent jurisdiction prohibiting it from such violation of this Agreement.

     6.6 Materials Not Considered Confidential. Notwithstanding any other provision in this Agreement to the contrary, information and data presently in the public domain or which subsequently enters the public domain other than through violation of this Agreement shall not be subject to any restrictions under this Agreement, nor shall either party have any liability to the other for the use or disclosure thereof. The party asserting the applicability of this
Section 6.6 will have the burden of proof with respect thereto.

                           SECTION 7 - MISCELLANEOUS

     7.l Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one single agreement between the parties hereto.

     7.2 Headings. The Section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

     7.3 Relationship of Parties. Ceres, in furnishing services to CBOT, is providing Facilities Management Services only as an independent contractor. Ceres does not undertake by this Agreement or otherwise to perform any obligation of CBOT, whether regulatory or contractual. Ceres has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Ceres hereunder unless otherwise provided herein. Ceres may employ subcontractors, including CBOT/Eurex Alliance, L.L.C., Deutsche Borse AG and Deutsche Borse Systems AG, to provide any of the services covered by this Agreement.

     7.4 Approvals, Consents, etc. Where any approval, acceptance or consent by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

     7.5 Force Majeure. Ceres shall be excused from performance hereunder for any period Ceres is prevented from performing any services pursuant hereto, in whole or in part, as a result of an act of God, war, civil disturbance, or other cause beyond its reasonable control, including shortages or fluctuations in electrical power, heat, light or air conditioning, and such non-performance shall not be a default hereunder or a ground for termination hereof so long as the same is temporary in nature and does not unreasonably interfere with CBOT's business and operations.

     7.6 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but if such provision does not relate to the payments to be made to Ceres by CBOT and if the remainder of this Agreement shall not be materially affected by such declaration or finding, then each provision not so affected shall be enforced to the extent permitted by law.

     7.7 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     7.8 Waiver. No delay or omission by either party hereto to exercise any right with respect to this Agreement shall impair any such right or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other agreement herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

     7.9 Choice of Law and Jurisdiction. This Agreement shall be governed by the internal laws and not the choice of law provisions of the State of Illinois. Any suit arising out of a dispute arising concerning this Agreement may only be brought in a state or federal court sitting in Chicago, Illinois and the parties agree that no other court shall have jurisdiction or venue.

     7.10 Entire Agreement. This Agreement, together with each Exhibit attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supercede in its entirety the CBOT/Ceres License Agreement between the parties dated October 22, 1992, the Amended and Restated CBOT/Ceres License Agreement dated

          May 15, 1998, and the Second Amended and Restated CBOT/Ceres License Agreement dated August 25, 2000. No change, waiver or discharge hereof shall be valid unless in writing and executed by the party against whom such change, waiver or discharge is sought to be enforced.

     7.11 The parties acknowledge that they are in the process of reorganizing. In connection with this reorganization, Ceres may assign its rights and obligations under this Agreement to CBOT or Electronic Chicago Board of Trade, Inc.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above:

BOARD OF TRADE OF THE                      CERES TRADING LIMITED
CITY OF CHICAGO, INC.                      PARTNERSHIP

By: /s/ David J. Vitale                    By Electronic Chicago Board of trade
    --------------------                   Inc., Its Managing General Partner
        David J. Vitale
Its President and Chief Executive Officer  By: /s/ David J. Vitale
                                               --------------------
                                               David J. Vitale
                                           Its President and Chief Executive
                                           Officer

                                   EXHIBIT II
                                  LICENSE FEES

CBOT shall pay to Ceres the following fees for each purchase and each sale of a CBOT futures or option contract (i.e., per side) transacted through the CBOT electronic market:

(A) Transaction-Based Fee

 No.                      Account Type                                              Fees/Annual Volume
-----                    --------------                                            --------------------
                                                                              *50,000/50,000-150,000/**150,000
                                                                              ---------------------------------
---------------------------------------------------------------------------------------------------------------
   1.  Individual Member initiating and executing trades for his own
                         ------------------------
       account.
       Individual Member initiating and executing trades for the
                         ------------------------
       proprietary account of a member firm. (Select either account             $    .20 / $ .18 / $ .15
       type 1.b. or 3.b)
       Joint account between individual members or an individual
       member and a member firm, where a member is initiating and
                                                   --------------
       executing the trades.
       ---------
       Individual member's account where another individual member is initiating and executing trades for the account or another
       ------------------------
       member is executing trades that were initiated by the
       individual member.
-------------------------------------------------------------------------------------------------------------
   2.  Delegate initiating and executing for trades his own account.            $    .20 / $ .18 / $ .15
                ------------------------

-------------------------------------------------------------------------------------------------------------
   3.  Proprietary account traded by a non-member or delegate that              $    .35 / $ .30 / $ .25
       meets the definition of CBOT Regulation 450.02C.
       Individual Member initiating and executing trades for the
                         ------------------------
       proprietary account of a member firm. (Select either account type 1.b or 3.b.)
-------------------------------------------------------------------------------------------------------------
   4.  An account that does not meet the definition of CBOT             Agricultural
       Regulation 450.02C.                                              ------------
                                                                                $   1.50 / $1.50 / $1.50
       Any account of a non-member or an account where a non-member
       has ownership participation.                                     Financial
                                                                        ---------
                                                                                $   1.25 / $  .95 / $ .70

-------------------------------------------------------------------------------------------------------------
   5.  Proprietary account of an e-cbot member firm.                    Agricultural
                                                                        ------------
                                                                                $    .50 / $ .45 / $ .40

                                                                        Financial
                                                                        ---------
                                                                                $    .50 / $ .45 / $ .40

-------------------------------------------------------------------------------------------------------------

*   Less than
**  Greater than

  (B) Mini-Sized Contract Fee

  Contract                          Member      Delegate     Non-Member
-----------------------------------------------------------------------
  Mini-Sized Dow $2 & $5             $.05*        $.45*           $1.00
-----------------------------------------------------------------------
  Mini-Sized N.Y. Gold               $.05         $.25            $ .50
-----------------------------------------------------------------------
  Mini-Sized N.Y. Silver             $.05         $.25            $ .50
-----------------------------------------------------------------------
  Mini-Sized 30 - Year Bond          $.15         $.25            $ .50
-----------------------------------------------------------------------
  Mini-Sized 10 - Year Note          $.15         $.25            $ .50
-----------------------------------------------------------------------
  Mini-Sized Eurodollars             $.15         $.25            $ .50
-----------------------------------------------------------------------

  (C) Surcharges

                                    Member     Delegate     Non-Member
------------------------------------------------------------------------
  Dow Jones Contracts*               $.20        $.20           $ .20***
------------------------------------------------------------------------
  Muni Bond Contracts                                           $ .20
------------------------------------------------------------------------
  Delegate                                       $.15
------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

  X-Fund                                                        $7.00
------------------------------------------------------------------------

* Between June 1, 2002, and December 31, 2002, the $.20 surcharge for Dow Jones contracts is waived for Members & Delegates.

Definitions and Clarifications

Volume Discount -Trade transactions executed in open auction are not counted for the purpose of calculating the volume discount. For give-up transactions, the volume is credited to the account that ultimately receives the trade. Non-trade transactions: Exchange for physical transactions, option exercises, option assignments, option expirations, futures from deliveries, futures from assignments and futures from exercises are not included in volume discounts.

Effective October 1, 2002 the Transaction-Based Fee for Full and Associate Members and Membership Interest Holders trading their own account or for member firm proprietary account will be reduced to $.15 / $.13 / $.10. This rate change applies to account types 1a, 1b, 1c, 1d, and 2.

The Transaction-Based Fee will be assessed at the customer rate for transactions made by CBOT delegates and Full Members trading on the CBOE.

The term "member firm's account" shall refer only to those commodity futures or commodity options trading accounts that are wholly owned by and held in the name of the member firm. The term "member firm" shall refer only to a firm registered with the Exchange pursuant to Regulation 230.02. For an account to qualify as a member firm proprietary account delegates and individuals who are non -members with respect to the contracts being traded, who initiate and/or enter trades on behalf of the proprietary account must meet the following requirements:

may not provide trading capital for the account; and may not have responsibility for downside risk of trading losses or responsibility to provide capital based on losses; and individuals other than delegates must be issued a W-2 (or comparable documentation in jurisdictions other than the United States), and must be included in the firm's payroll tax records; and may not contribute subordinated debt, unless the individual is a partner or shareholder of the member firm; and gross trading profits and losses must be reported in the firm's income; and the time period for which a trader is evaluated (for the determination of the percentage of trading profits) may not exceed a twelve-month period and may not carry over the firm's fiscal year-end.

  Joint Account - The Transaction-Based Fee applicable to any account that is owned by more than one member or non-member shall be the highest fee required of any of the account's participants, with the exception of joint accounts or proprietary accounts between a member firm and an individual member. (See Account Type #1). Any account where losses and/or profits are shared that does not meet the description of Account Type # 1 or of a Proprietary Account as defined in Regulation 450.02C will be considered a joint account.